EXHIBIT 12.2

                  IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
   RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                             (dollars in thousands)




                                                                             Fiscal Year Ended September 30
                                                        ---------------------------------------------------------------------------
                                                          1997               1996            1995           1994             1993
                                                        ---------    ------------    ------------    -------------    -------------
Earnings
     Income (loss) from continuing
         operations                                 $     85,897     $   140,656     $   100,539     $    (11,351)    $     53,174
     Add:
         Loss from unconsolidated affiliate                                                               117,158            2,538
         Provision for income taxes                       65,931          85,512          63,938           32,904           34,621
         Fixed charges                                    92,738          59,514          42,138           32,389           25,707

                                                    -------------    ------------    ------------    -------------    -------------
     Earnings, as adjusted                   (A)    $    244,566     $   285,682     $   206,615     $    171,100     $    116,040
                                                    =============    ============    ============    =============    =============


Fixed charges
     Other interest expense, including
         interest on capital leases                 $     47,453     $    37,179     $    21,672     $     16,118     $     15,382
     Estimated interest component of
         rental expense                                   26,584          22,335          20,466           16,271           10,325
     Prepayment penalties on early
         extinguishment of debt                           18,701

                                                    -------------    ------------    ------------    -------------    -------------
     Total fixed charges                     (B)    $     92,738     $    59,514     $    42,138     $     32,389     $     25,707
                                                    =============    ============    ============    =============    =============


Ratio of earnings to fixed charges
                          (A) divided by (B)                 2.6(1)          4.8(2)          4.9              5.3              4.5
                                                             ===             ===             ===              ===              ===


(1) Excluding the effect of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1997 is 4.0.

(2) Excluding the effects of the transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1996 is 5.2.